For Immediate Release
BofI Holding, Inc. Announces Record Second Quarter Net Income, Up 47.3%

SAN DIEGO, CA - (MARKETWIRED) - January 29, 2015 - BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the second fiscal quarter ended December 31, 2014. Net income was a record $19.4 million, an increase of 47.3% over net income of $13.2 million for the quarter ended December 31, 2013. Earnings attributable to BofI's common stockholders were $19.3 million or $1.26 per diluted share for the second quarter of fiscal 2015, an increase of 47.5% from $13.1 million or $0.91 per diluted share for the second quarter ended December 31, 2013.
Core earnings, a non-GAAP measure which excludes the after-tax impact of gains and losses associated with our securities portfolio, increased 40.6% to $19.4 million for the quarter ended December 31, 2014 compared to $13.8 million for the quarter ended December 31, 2013.

Second Quarter Fiscal 2015 Financial Summary:

	Three Months Ended December 31,
(Dollars in thousands, except per share data)	Q2 Fiscal 2015	Q2 Fiscal 2014	% Change
Net Interest Income	$48,111	$32,827	46.6%
Non-Interest Income	$6,697	$5,543	20.8%
Net Income	$19,372	$13,154	47.3%
Core Earnings[1]	$19,386	$13,786	40.6%
Net Income Attributable to Common Stockholders	$19,294	$13,077	47.5%
Diluted EPS	$1.26	$0.91	38.5%

1 Core earnings is a non-GAAP measure that excludes realized and unrealized gains and losses, net of taxes, associated with our securities portfolios.

"We experienced another quarter of record earnings reaching a 19.1% return on equity and 34.6% efficiency ratio,” noted Mr. Greg Garrabrants, President and Chief Executive Officer. Mr. Garrabrants continued, “Although loan production was significantly outpaced by deposit generation this quarter, our loan production still generated strong asset and net interest income growth. Our loan pipelines are robust and we remain optimistic about our ability to generate consumer and business deposits to fund this pipeline. Over the last year, we made significant progress growing deposits, increasing total deposits by 67% compared to the same period a year ago while reducing our funding costs by 15 basis points. We continue to invest in our technology and our people to ensure that we provide excellent customer service and a differentiated digital experience to our customers."

Other Highlights:

•	Total assets reached $5,194.7 million, up $1,626.4 million or 45.6% compared to December 31, 2013

•	Loan portfolio grew by $1,526.3 million or 55.0% compared to December 31, 2013

•	Loan originations for the three months ended December 31, 2014 were $1,078.9 million, up 37.0% compared to the quarter ended December 31, 2013

•	Deposits grew by $1,602.3 million, or 66.7% compared to December 31, 2013

•	Asset quality remains strong with total non-performing assets of 0.69% of total assets and non-performing loans equal to 0.80% of total loans at December 31, 2014

•	Tangible book value increased to $29.58 per share, up $7.76 per share compared to December 31, 2013

Second Quarter Fiscal 2015 Income Statement Summary
During the quarter ended December 31, 2014, BofI earned $19.4 million or $1.26 per diluted share compared to $13.2 million, or $0.91 per diluted share for the quarter ended December 31, 2013. Net interest income increased $15.3 million or 46.6% for the quarter ended December 31, 2014 compared to December 31, 2013. Average earning assets grew year over year by $1,724.3 million and our net interest margin was 3.85% compared to 4.01% for the quarters ended December 31, 2014 and 2013, respectively.
The loan loss provision was $2.9 million for the quarter ended December 31, 2014 compared to $1.0 million for the quarter ended December 31, 2013. The increase was primarily the result of growth in the loan portfolio.
For the second quarter ended December 31, 2014, non-interest income was $6.7 million compared to $5.5 million for the three months ended December 31, 2013. The increase year over year was primarily the result of a in $0.6 million increase in realized gain on sale of securities, a $0.5 million decrease in unrealized loss on securities and a $0.4 million increase in banking service fees and other income. The increase was partially offset by a $0.2 million decrease in mortgage banking income.
Non-interest expense or operating costs increased $3.6 million to $18.9 million for the quarter ended December 31, 2014 from $15.3 million for the three months ended December 31, 2013. The increase was mainly a result of an increase in compensation expense of $2.8 million related to additional staffing added since December 31, 2013, an increase of $0.4 million in data processing and internet expenses, an increase of $0.3 million in FDIC and regulator fees and a $0.2 million increase in advertising and promotional expenses. The increases in staffing and data processing and internet expenses are primarily due to growth of the Bank's lending and deposit operations. The increase in advertising and promotional and FDIC and regulator fees is primarily correlated to the increase in deposits.

Balance Sheet Summary
BofI's total assets increased $791.7 million, or 18.0%, to $5,194.7 million, as of December 31, 2014, up from $4,403.0 million at June 30, 2014. The loan portfolio increased a net $770.8 million, primarily from portfolio loan originations of $1,615.6 million less principal repayments and other adjustments of $844.8 million. Loans held for sale decreased $4.3 million. Investment securities decreased $47.2 million primarily due to principal repayments and the sale of two securities. Total liabilities increased by $712.1 million, or 17.7%, to $4,744.3 million at December 31, 2014, up from $4,032.2 million at June 30, 2014. The increase in total liabilities resulted primarily from growth in deposits of $963.9 million partially offset by a decline in FHLB advances of $240.0 million and the maturity of $10.0 million of reverse repurchase agreements. Stockholders' equity increased by $79.6 million, or 21.5%, to $450.4 million at December 31, 2014 from $370.8 million at June 30, 2014. The increase was primarily the result of $37.2 million in net income and sale of common stock of $38.9 million, net of commissions and fees.
The Bank's Tier 1 capital ratio was 8.84% at December 31, 2014, compared to 8.66% at June 30, 2014.

Conference Call
A conference call and webcast will be held on Thursday, January 29, 2015 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-428-9473, passcode 6971920. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $5.2 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on BofI Federal Bank, please visit www.bofifederalbank.com.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as core earnings. Core earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI's core lending and mortgage banking business. Non-GAAP financial measures that have inherent limitations are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to core earnings:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Dollars in thousands)	2014	2013	2014	2013
Net Income	$19,372	$13,154	$37,213	$25,336
Realized securities losses (gains)	(587)	—	(587)	(208)
Unrealized securities losses (gains)	610	1,061	1,700	1,010
Tax (provision) benefit	(9)	(429)	(457)	(320)
Core earnings	$19,386	$13,786	$37,869	$25,818

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business, diversify its lending, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands)

(Dollars in thousands)	December 31, 2014	June 30, 2014	December 31, 2013
Selected Balance Sheet Data:
Total assets	$5,194,721	$4,402,999	$3,568,299
Loans—net of allowance for loan losses	4,303,661	3,532,841	2,777,325
Loans held for sale, at fair value	22,831	20,575	24,467
Loans held for sale, lower of cost or fair value	108,286	114,796	62,895
Allowance for loan losses	23,187	18,373	15,200
Securities—trading	7,862	8,066	7,546
Securities—available-for-sale	177,095	214,778	211,328
Securities—held-to-maturity	238,392	247,729	258,955
Total deposits	4,005,395	3,041,536	2,403,089
Securities sold under agreements to repurchase	35,000	45,000	95,000
Advances from the FHLB	670,000	910,000	729,000
Subordinated debentures and other borrowings	5,155	5,155	5,155
Total stockholders’ equity	450,422	370,778	311,670

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Selected Income Statement Data:
Interest and dividend income	$59,081	$41,227	$113,886	$77,573
Interest expense	10,970	8,400	20,900	16,635
Net interest income	48,111	32,827	92,986	60,938
Provision for loan losses	2,900	1,000	5,400	1,500
Net interest income after provision for loan losses	45,211	31,827	87,586	59,438
Non-interest income	6,697	5,543	11,946	12,520
Non-interest expense	18,937	15,304	36,383	29,820
Income before income tax expense	32,971	22,066	63,149	42,138
Income tax expense	13,599	8,912	25,936	16,802
Net income	$19,372	$13,154	$37,213	$25,336
Net income attributable to common stock	$19,294	$13,077	$37,058	$25,181
Per Share Data:
Net income:
Basic	$1.27	$0.92	$2.47	$1.77
Diluted	$1.26	$0.91	$2.46	$1.77
Book value per common share	$29.65	$21.82	$29.65	$21.82
Tangible book value per common share	$29.58	$21.82	$29.58	$21.82
Weighted average number of shares outstanding:
Basic	15,204,812	14,275,705	14,995,794	14,189,568
Diluted	15,263,567	14,350,224	15,054,598	14,266,718
Common shares outstanding at end of period	15,021,759	14,052,446	15,021,759	14,052,446
Common shares issued at end of period	16,015,113	14,986,263	16,015,113	14,986,263
Performance Ratios and Other Data:
Loan originations for investment	$802,550	$597,072	$1,615,608	$1,067,741
Loan originations for sale	$276,316	$190,558	$467,946	$377,254
Loan purchases	$—	$—	$—	$—
Return on average assets	1.53%	1.58%	1.55%	1.60%
Return on average common stockholders’ equity	19.08%	17.69%	18.85%	17.71%
Interest rate spread[1]	3.72%	3.87%	3.78%	3.80%
Net interest margin[2]	3.85%	4.01%	3.91%	3.94%
Efficiency ratio	34.55%	39.89%	34.67%	40.59%
Capital Ratios:
Equity to assets at end of period	8.67%	8.73%	8.67%	8.73%
Tier 1 leverage (core) capital to adjusted tangible assets[3]	8.84%	9.01%	8.84%	9.01%
Tier 1 risk-based capital ratio[3]	14.95%	15.03%	14.95%	15.03%
Total risk-based capital ratio[3]	15.71%	15.73%	15.71%	15.73%
Tangible capital to tangible assets[3]	8.82%	9.01%	8.82%	9.01%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.02%	0.05%	0.03%	0.04%
Non-performing loans to total loans	0.80%	0.58%	0.80%	0.58%
Non-performing assets to total assets	0.69%	0.49%	0.69%	0.49%
Allowance for loan losses to total loans at end of period	0.53%	0.54%	0.53%	0.54%
Allowance for loan losses to non-performing loans	66.45%	93.35%	66.45%	93.35%
_________________________
1. Interest rate spread represents the difference between the annualized weighted-average yield on interest-earning assets and the annualized weighted-average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BofI Federal Bank.